Exhibit 3.9

CERTIFICATE OF INCORPORATION

OF

ACTUANT INTERNATIONAL HOLDINGS, INC.

FIRST: The name of the corporation is Actuant International Holdings, Inc.

SECOND: The registered office of the corporation in the State of Delaware is located at 160 Greentree Drive, Suite 101, City of Dover, 19904, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.001 per share.

FIFTH: The name and mailing address of the incorporator are as follows:

Ryan D. Harris	227 West Monroe Street, Suite 4700 Chicago, IL 60606

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the corporation (the “Board”) is expressly authorized and empowered, in the manner provided in the by-laws of this corporation, to adopt, amend or repeal the by-laws of the corporation in any respect not inconsistent with the laws of the State of Delaware, this Certificate of Incorporation or the by-laws; provided, however, that the fact that such power has been conferred upon the directors shall not divest the stockholders of the power and authority, nor limit the power of stockholders to adopt, amend or repeal the by-laws.

In addition to the powers and authority herein or by statute expressly conferred upon it, the Board may exercise all such powers and do all such acts as may be exercised or done by a corporation under the laws of the State of Delaware, subject to the provisions of this Certificate of Incorporation and the by-laws of this corporation. Elections of directors need not be by written ballot, except as otherwise required by the by-laws of this corporation.

Any contract, transaction or act of this corporation or of the directors or any committee of directors, which shall be ratified by the holders of a majority of the shares of stock of this corporation present in person or by proxy and voting at any meeting called for such purpose, shall, insofar as permitted by the laws of the State of Delaware or by this Certificate of Incorporation, be as valid and as binding as though ratified by every stockholder of this corporation.

SEVENTH: A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of directors shall be eliminated or limited to the full extent authorized by the General Corporation Law of the State of Delaware, as so amended.

The corporation shall indemnify, to the fullest extent now or hereafter permitted by law, each person who was or is made a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action, investigation, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees and disbursements), liability, loss, judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred or suffered by him in connection with such action, suit or proceeding. Expenses (including attorneys fees) incurred by a person eligible for indemnification pursuant to the prior sentence (an “Indemnitee”) in connection with any civil, criminal, administrative or investigative action, investigation, suit or proceeding shall be paid by the corporation to the Indemnitee in advance of the final disposition of such action, investigation, suit or proceeding, provided, that to the extent required by the Delaware General Corporation Law the Indemnitee has delivered to the corporation an undertaking to repay such amount if it is ultimately determined that the Indemnitee is not entitled to be indemnified for such expenses.

The rights conferred by this Article Seventh shall not be exclusive of any other right which the corporation may now or hereafter grant, or any person may have or hereafter acquire, under any statute, provision of this Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. The rights conferred by this Article Seventh shall continue as to any person who shall have ceased to be a director or officer of the corporation and shall inure to the benefit of the heirs, executors and administrators of such person.

The corporation may, to the extent authorized from time to time by the Board, grant indemnification rights to other employees or agents of the corporation or other persons serving the corporation and such rights may be equivalent to, or greater or less than, those provided herein.

No amendment, modification or repeal of this Article Seventh (including any amendment or repeal of this Article Seventh made by virtue of any change in the Delaware General Corporation Law after the date hereof) will adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal on account of any action taken or any failure to act by such director prior to such time.

EIGHTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the Delaware General Corporation Law, and all powers, preferences, rights and privileges conferred upon stockholders, directors or any other persons herein are granted subject to this reservation.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 19th day of December, 2007.

/s/ Ryan D. Harris
Ryan D. Harris, Incorporator